Exhibit H

August 24, 2022

Dear Sirs:

In my capacity as General Counsel to Corporación Andina de Fomento (“CAF”), I am familiar with provisions of the treaty of February 7, 1968 establishing CAF, as amended (the “Constitutive Agreement”), and have examined copies of such documents as I have deemed necessary with respect to the entry into force of the Constitutive Agreement.

I have reviewed the Registration Statement under Schedule B of the United States Securities Act of 1933 (the “Registration Statement”), to be filed by CAF with the United States Securities and Exchange Commission on or about August 24, 2022, pursuant to which CAF proposes to offer from time to time up to an aggregate initial offering price of USD 3,000,000,000 of its guarantees (the “Guarantees”) or its Debt Securities (the “Debt Securities”).

I am also familiar with:

i.

The provisions of the form of Fiscal Agency Agreement (the “Fiscal Agency Agreement”) between CAF and The Bank of New York Mellon, as Fiscal Agent, relating to the issue from time to time of the Debt Securities, filed as an exhibit to the Registration Statement;

ii.	The form of Debt Security filed as an exhibit to the Registration Statement; and

iii.

The proceedings taken by CAF to authorize the issue and sale of the Debt Securities and the Guarantees and the taking of such other action necessary or appropriate therefore, including, without limitation, (a) the signing of the Fiscal Agency Agreement, and (b) the registration of the Debt Securities and the Guarantees under the United States Securities Act of 1933.

I have reviewed copies of such other documents and have made such investigations as I have deemed necessary to give this opinion.

Based on the foregoing, I am of the opinion as follows:

1.	The Fiscal Agency Agreement has been duly authorized, executed and delivered by CAF.

2.	The Fiscal Agency Agreement constitutes a valid and legally binding obligation of CAF in accordance with its terms.

3.

When the issuance of the Debt Securities and approval of the final terms thereof have been duly authorized by appropriate corporate action and when the Debt Securities have been duly signed and delivered by CAF and authenticated by the Fiscal Agent in accordance with the Fiscal Agency Agreement, the Debt Securities will constitute valid and legally binding obligations of CAF in accordance with their terms.

4.

When the issuance of the Guarantees and approval of the final terms thereof have been duly authorized by appropriate corporate action and when the Guarantees have been duly executed and delivered by CAF in accordance with the relevant guarantee agreement, subject to the final terms of the Guarantees being in compliance with applicable law, the Guarantees will constitute valid and legally binding obligations of CAF in accordance with their terms.

5.	The filing of the Registration Statement has been duly authorized, and it has been duly executed on behalf of CAF.

6.

I hereby consent to the filing of this opinion with the Registration Statement and to the use of my name under the captions “Validity of the Debt Securities” and “Validity of the Guarantees” in the prospectus constituting a part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933.

Very truly yours,

/s/ Jorge Luis Silva
Jorge Luis Silva
General Counsel to Corporación Andina de Fomento